Exhibit (l)(9)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 1, 2016

Prospect Capital Corporation
10 East 40th Street, 42nd Floor
New York, NY 10016

Re: Prospect Capital Corporation
6.25% Notes due 2024

Ladies and Gentlemen:
We have acted as special New York counsel to Prospect Capital Corporation, a Maryland corporation (the “Company”), in connection with the public offering of up to $150,000,000 aggregate principal amount of the Company’s 6.25% Notes due 2024, of which approximately $110,719,000 aggregate principal amount we have been advised remains to be sold thereunder (the “Notes”), to be issued under the Indenture, dated as of February 16, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Original Trustee”), as amended and supplemented by (a) the Agreement of Resignation, Appointment and Acceptance, dated as of March 12, 2012, by and among the Company, the Original Trustee and U.S. Bank National Association (the “Trustee”), as Trustee (the “Indenture”), (b) the supplemental indenture, dated as of December 10, 2015 (the “Original Supplemental Indenture”), between the Company and the Trustee and (c) the supplemental indenture, dated as of June 22, 2016 and amended as of the date hereof (the “Second Supplemental Indenture”), between the Company and the Trustee.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Prospect Capital Corporation

September 1, 2016

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)the registration statement on Form N-2 (File No. 333-206661) of the Company relating to debt securities and other securities of the Company filed on August 31, 2015 with the Securities and Exchange Commission (the "Commission") under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the "Rules and Regulations"), Pre-Effective Amendments No. 1 and No. 2 thereto and Post-Effective Amendments No. 1 through No. 36 thereto, including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on November 3, 2015 (such registration statement, as so amended, being hereinafter referred to as the "Registration Statement");
(b)the prospectus, dated November 3, 2015 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(c)the prospectus supplement, dated September 1, 2016, relating to the offering of the Notes, in the form filed with the Commission on September 1, 2016, pursuant to Rule 497(e) of the Rules and Regulations (together with the Base Prospectus, the “Prospectus”);
(d)executed copies of the (i) Amended and Restated Debt Distribution Agreement, dated the date hereof (the “FBR Debt Distribution Agreement”) by and among FBR Capital Markets & Co., as agent, and the Company, Prospect Capital Management L.P., a Delaware limited partnership (the “Adviser”) and Prospect Administration LLC, a Delaware limited liability company (together with the Company and the Adviser, the “Prospect Parties”), (ii) Debt Distribution Agreement, dated the date hereof (the “BB&T Debt Distribution Agreement”), by and among BB&T Capital Markets, a division of BB&T Securities, LLC, as agent, and the Prospect Parties and (iii) Debt Distribution Agreement, dated the date hereof (together with the FBR Debt Distribution Agreement and the BB&T Debt Distribution Agreement, the “Debt Distribution Agreements”), by and among StormHarbour Securities LP, as agent, and the Prospect Parties;
(e)an executed copy of the Indenture;
(f)an executed copy of the Original Supplemental Indenture;
(g)an executed copy of the Second Supplemental Indenture;

Prospect Capital Corporation

September 1, 2016

(h)the form of certificate to evidence the Notes (the “Note Certificate”) attached to the Secretary’s Certificate (as defined below), referenced in the opinion stated below; and
(i)an executed copy of a certificate of Brian H. Oswald, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”).
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts, covenants and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Agreements (as defined below).
We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the foregoing being referred to as “Opined on Law”).
As used herein, “Transaction Agreements” means the Debt Distribution Agreements, the Indenture, the Original Supplemental Indenture and the Second Supplemental Indenture.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when certificates evidencing the Notes in the form of the Note Certificate is duly authorized, completed, executed and delivered by the Company and issued against payment therefor in accordance with each of the Transaction Agreements, such certificates will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of New York.
The opinions stated herein are subject to the following qualifications:

(a)
    the opinion stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other

Prospect Capital Corporation

September 1, 2016

similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)
    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;
(c)
    we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;
(d)
    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;
(e)
    we do not express any opinion with respect to the enforceability of the provisions of any section of any of the Transaction Agreements to the extent that such provisions purport to bind the Company to the exclusive jurisdiction of any particular federal court or courts;
(f)
    we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement;
(g)
    we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

Prospect Capital Corporation

September 1, 2016

(h)
    we call to your attention that the opinion stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;
(i)
    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Agreement from a court judgment in another currency; and
(j)
    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinion stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.
In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a)the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements;

(b)    the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Agreements;

(c)    each of the Transaction Agreements has been and all certificates evidencing the Notes will be duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) conflicted or will conflict with the Charter, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or

Prospect Capital Corporation

September 1, 2016

its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and
(e)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.
We hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP

RTP